Exhibit 99.1

KODIAK OIL & GAS CORP. PROVIDES INTERIM CORPORATE UPDATE

DENVER, Sept. 19, 2012 — /PRNewswire/ — Kodiak Oil & Gas Corp.(NYSE: KOG) ), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today provided an interim corporate update on recent drilling and completion activities.

Interim Completion Operations Update

In the Koala project area in McKenzie County, N.D., Kodiak recently completed three wells in which it owns a 98% working interest (WI) and 79% net revenue interest (NRI).  Two wells were completed in the Three Forks Formation, the Koala 14-32-29-2H3 well and the Koala 14-32-29-4H3 well, and one in the Middle Bakken Formation, the Koala 14-32-29-3H well.  The wells had 24-hour initial production rates of 2,528, 3,124 and 3,035 barrels of oil equivalent per day (BOE/d), respectively, and as noted in more detail in the completions table below.

In the Polar project area in southern Williams County, N.D., fracture stimulation procedures were successfully completed on three wells, two in the Middle Bakken Formation and the other in the Three Forks Formation; the P Alice 154-99-4-3-27-4H and the P Alice 154-99-4-3-27-4H3 had 24-hour initial production rates of 3,213 BOE/d and 2,895 BOE/d, respectively.  Kodiak owns a 57% WI and a 46% NRI in each of these two wells.  The P Jorgenson 154-98-5-14-23-16H well, in which the Company owns a 92% WI and a 74% NRI, recorded a 24-hour initial production rate of 3,666 BOE/d.

In Dunn County, N.D., the Company successfully remediated two additional wells that incurred mechanical issues in late 2011.  The SC 2-24-25-16H well (97% WI and 80% NRI) was fracture stimulated and is currently on flow back.  The SC 2-8-17-15H (44% WI and 38% NRI) is currently being fracture stimulated.

Kodiak intends to commence completion operations with a second crew in early October 2012, which is expected to be utilized through year end.  The Company anticipates having the ability to complete five to six gross wells per-month, per-crew.  Nearly all of the wells to be completed are located on two, three and four well pads allowing for maximization of completion efficiencies.

Interim Drilling Operations Update

The Company continues its active drilling schedule.  In mid-August, Kodiak brought on an additional drilling rig equipped with a skid package.  The Company intends to eventually replace its only non-skid-package rig with this skid-mounted rig.  As nearly all of Kodiak’s wells are drilled on multi-well pads, management believes that it is essential to be able to skid and drill multiple wells on pad locations.  By year end, it is anticipated that Kodiak will return to seven operated rigs under various staggered contract durations.  Currently, two drilling rigs are operating in each of the Polar project area in southern Williams County, the Smokey project area in McKenzie County, with three rigs operating in Dunn County and one rig operating on the Koala project area in northern McKenzie County.

Kodiak continues to achieve  improved efficiencies in its drilling operations and the resultant decrease in spud-to-rig-release drilling times.  As a result of improved completion operations efficiencies combined with cost reductions, the Company’s completed well costs for operated wells are now in the range of $10 million to $10.5 million.

To date in September 2012, the Company’s net production averaged approximately 20,000 BOE/d, after adjusting wells for downtime related to early-stage production and well work on pads.  The Company’s net oil and gas sales for the same period averaged approximately 17,200 BOE/d, assuming non-operated production during that period was unchanged from production levels in July.

The following table sets forth information relating to the Company’s recent operated Williston Basin completion activity:

Recent Operated Well Completions

		WI/		IP 24-hour Test (BOE/d)
Well Name	County	NRI (%)	Formation	BOPD	MMcf /d	BOE/ d	Choke Size "	PSI
P Alice 154-99-4-3-27-4H	Williams	57 / 46	Bakken	2,462	4.51	3,213	44/64	1,650
P Alice 154-99-4-3-27-4H3	Williams	57 / 46	Three Forks	2,457	2.63	2,895	40/64	1,900
Koala 14-32-29-3H	McKenzie	98 / 79	Bakken	2,461	3.45	3,035	34/64	2,250
Koala 14-32-29-4H3	McKenzie	98 / 79	Three Forks	2,522	3.61	3,124	34/64	2,250
Koala 14-32-29-2H3	McKenzie	98 / 79	Three Forks	2,027	3.00	2,528	36/64	1,650
P Jorgenson 154-98-5-14-23-16H	Williams	92 / 74	Bakken	2,524	6.85	3,666	36/64	2,250
Skunk Creek 2-24-25-16H(1)	Dunn	97 / 80	Bakken	Well is Flowing Back
Skunk Creek 2-8-17-15H(1)	Dunn	44 / 38	Bakken	Well is Completing

(1) Indicates remediated well

Management Comment

Commenting on ongoing operations, Kodiak’s Chairman and CEO Lynn A. Peterson said:  “We are very pleased with our current exploration and development program.  Overall improvements in the entire drilling and completion process are driving our operated well costs lower.  We continue to eliminate drilling days on our wells and we are also seeing reduced third-party costs in nearly all facets of our operations.  Our dedicated completion crew is gaining efficiencies on virtually every well they have completed, and with nearly all multi-well pads remaining in the 2012 program, we should continue to see additional efficiency gains.

“The most important component in the play continues to be our well performance.  Clearly the well results from each of our operating areas through the fairway of the Bakken oil play continue to be robust and the results are very consistent between the areas.  We continue to evaluate down-spacing between well bores and are encouraged that our work could lead to greater resource potential.”

About Kodiak Oil & Gas Corp.

Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains.  For further information, please visit www.kodiakog.com.  The Company’s common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” projects,” “potential” and similar expressions, or that events or conditions “will,” “would,” “may,” “could” or “should” occur. Forward-looking statements in this document include statements regarding the Company’s expectations as to Kodiak’s exploration, development, well completion, production and drilling plans, including the timing and rate of drilling commencement and drilling completion of our wells, anticipated improvements in operational efficiencies and cost reductions, production estimates and forecasts, and expectations regarding our ability to execute our 2012 program. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and gas production, dependence upon third-party vendors, and other risks detailed in Kodiak’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012.

For further information, please contact:

Mr. Lynn A. Peterson, CEO and President, Kodiak Oil & Gas Corp. +1-303-592-8075

Mr. David P. Charles, Sierra Partners LLC +1-303-757-2510 x11